Exhibit 99.1

PRESS RELEASE

Vivid Learning Systems, Inc. Update On Plans To Go Private

August 26, 2009 – Vivid Learning Systems (OTC:VVDL) (the “Company”) on August 6, 2009 filed a Schedule 13E-3 (the “Schedule”) with an effective SEC filing date of August 7, 2009, announcing its plans to go private pursuant to  a Reverse/Forward Stock Split transaction.

The Company expects to be able to mail the Information Statements and Letters of Transmittal (drafts of which are included in the Schedule 13E-3 filed with the SEC on August 7, 2009) to the Company’s shareholders on or about September 11, 2009, after the completion of SEC review and the filing of any necessary amendment to the Schedule 13E-3.

The record date (“Record Date”) of the transaction for purposes of determining the Company’s shareholders of record to whom the final version of the Information Statement will be mailed, has been fixed by the Board of Directors of the Company as not more than 20 days prior to the date of mailing of the Information Statement, as provided by SEC rules, and the payment date (“Payment Date”), which is the date for determining those shareholders holding less than 1,000 shares of the Company’s common stock who will be cashed out at $0.60 per share at the Effective Time of the transaction, has been fixed by the Board as August 6, 2009.

The Board reserves the right, pursuant to the corporate laws of the State of Washington, to modify or amend the Reverse/Forward Stock Split transaction (including, but not limited to, changing the Record Date and Payment Date for the transaction) as a result of changes in the Company’s circumstances prior to the expected Effective Time of the transaction that would affect its ability to successfully reduce the number of recordholders of the Company’s common stock to fewer than 300 for the purpose of terminating the registration of its Common Stock pursuant to the Securities and Exchange Act.  Such changes in the Company’s circumstances include, but are not limited to, (i) transactions in the Company’s Common Stock subsequent to the Payment Date and their effect on the number of registered holders, (ii) exercises of dissenters’ rights by shareholders, and (iii) the available cash resources of the Company.

The Company notes that certain information presented herein may contain “forward-looking” statements as defined by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties, and other potential unforeseeable events that may cause actual results to be materially different from the forward-looking statements.  Individuals should exercise caution to not place undue reliance on any forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions made to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Vivid Learning Systems

Vivid Learning Systems is a leading provider of online training performance solutions. From OSHA to Food Safety, Vivid offers one of the most comprehensive and diverse compliance training libraries on the market today.

With more than 6 million lessons delivered to some of America’s best-run companies, the Vivid team is dedicated to providing our clients measurable bottom-line value through the continuous development of innovative content, delivery, web design, and program implementation consulting services.

CONTACT
Christopher Collier
Marketing Specialist
Vivid Learning Systems | imageworks
509-545-9100 x1514
chris@learnatvivid.com